NEWS RELEASE                                                 Contact:  Lisa Mayr
For Immediate Release                                   Vice President, Investor
May 3, 2007                                        Relations and Capital Markets
                                                                  (703) 744-1787


       SUNRISE SENIOR LIVING TERMINATES EMPLOYMENT OF PREVIOUSLY SUSPENDED
                             CHIEF FINANCIAL OFFICER


MCLEAN, VA -- Sunrise Senior Living, Inc. (NYSE: SRZ) announced today that, effective May 2, 2007, its Board of Directors terminated the employment of Bradley B. Rush for cause. As previously announced in a press release issued by the Company on April 25, 2007, on April 23, 2007, Mr. Rush had been suspended with pay from his position as the company's chief financial officer.

As also previously announced on April 25, 2007, the Board appointed Julie A. Pangelinan, chief accounting officer, to the additional position of acting chief financial officer, effective April 23, 2007.

About Sunrise

Sunrise Senior Living, a McLean, Va., based company, employs approximately 40,000 people. As of December 31, 2006, Sunrise operated 440 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for more than 52,000 residents. At year end, Sunrise also had 41 communities under construction in these countries with a combined capacity for more than 6,000 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors, including, but not limited to, risks that are detailed in the Company's annual report on Form 10-K filed with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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